[LETTERHEAD]

                    AUDITOR'S CONSENT LETTER

August 22, 2001

To Whom It May Concern:

The firm of Leland L. Williams, CPA, consents to the inclusion of my report of August 22, 2001, on the Consolidated Financial Statements of Joshua Tree Construction, Inc. and its subsidiary for the period ended June 30, 2001, in any filings which are necessary now or in the near future to be filed with the United States Securities and Exchange Commission.

Signed,

/s/Leland L.Williams, CPA